Exhibit 3.1

Certificate of Amendment

CERTIFICATE OF AMENDMENT TO THE SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION OF PRESURANCE HOLDINGS, INC.

Pursuant to the provisions of Act 284, Public Acts of 1972 (profit corporations) (the “Michigan Business Corporation Act”), the undersigned corporation executes the following Certificate:

1. The present name of the corporation is: Presurance Holdings, Inc. (the “Company”).

2. The identification number assigned by the Bureau is: 800722912.

3. Effective at 5:00 p.m. Eastern time on June 1, 2026 (the “Effective Time”), Section A of Article IV of the Restated Articles is hereby amended and restated to read as follows:

“The total number of shares of all classes of capital stock which the Company shall have the authority to issue is 110,000,000 shares consisting of (i) 10,000,000 shares of Preferred Stock, and (ii) 100,000,000 shares of common stock (the “Common Stock”).

Effective at the Effective Time, every seven outstanding shares of Common Stock of the Company will be combined and converted into and automatically become one fully paid and nonassessable share of outstanding Common Stock of the Company (the “Reverse Stock Split”); provided, however, that the Company shall issue no fractional shares as a result of the actions set forth herein but shall instead pay to the holder of such fractional share a sum in cash equal to the market value of the fractional share, determined by multiplying such fraction (rounded down to the next whole share) by the closing sales price of the Company’s Common Stock as reported on Nasdaq on the last trading day before the Effective Time (as adjusted to give effect to the Reverse Stock Split). The ownership of a fractional share will not give the holder any voting, dividend or other right except to receive the cash payment therefore.”

4. The foregoing amendment to the Restated Articles proposed by the board was duly adopted on the 3rd day of June, 2025 by the shareholders at a meeting in accordance with Section 611(3) of the Michigan Business Corporation Act.

Signed this 28th day of May, 2026

By:	/s/ Brian J. Roney
Brian J. Roney
Chief Executive Officer